Exhibit 4.2

DESCRIPTION OF SECURITIES

The following description summarizes certain important terms of our capital stock, including the provisions included in our Charter, Bylaws, Certificate of Designation and the Warrant Agreement. This description is not complete and is qualified by reference to the full text of our Charter, Bylaws, and Certificate of Designation, which are included as exhibits to the Annual Report on Form 10-K is a part, as well as the applicable provisions of the DGCL.

Authorized and Outstanding Capital Stock

The Charter authorizes the issuance of 551,000,000 shares of capital stock, consisting of (i) 550,000,000 shares of the Common Stock and (ii) 1,000,000 shares of the Preferred Stock.

As of March 14, 2025, Veea had 36,440,377 shares of Common Stock issued and outstanding, as well as 6,384,284 Public Warrants, 5,256,218 Private Placement Warrants and 156,960 Assumed Warrants.

Common Stock

Voting Rights

Holders of the Common Stock will be entitled to cast one vote per share of the Common Stock. Generally, holders of all classes of the Common Stock vote together as a single class, and an action is approved by the stockholders if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action, subject to certain exceptions, while directors are elected by a plurality of the votes cast. Holders of the Common Stock will not be entitled to cumulate their votes in the election of directors.

Dividend rights

Subject to the rights of the holders of the Preferred Stock and any other provisions of the Charter, as it may be amended from time to time, holders of the Common Stock will be entitled to receive such dividends and other distributions in cash, stock or property of the Company when, as and if declared thereon by the Board, in its discretion, from time to time out of assets or funds of the Company legally available therefor. See “- Preferred Stock,” below for more information regarding the dividend rights of the holders of the Preferred Stock.

Preferred Stock

The Charter provides that the Board has the authority, without action by the stockholders, to designate and issue shares of preferred stock in one or more classes or series, and the number of shares constituting any such class or series, and to fix the voting powers, designations, preferences, limitations, restrictions and relative rights of each class or series of preferred stock, including, without limitation, dividend rights, dividend rates, conversion rights, exchange rights, voting rights, rights and terms of redemption, dissolution preferences, and treatment in the case of a merger, business combination transaction, or sale of the Company’s assets, which rights may be greater than the rights of the holders of the common stock. There will be no shares of preferred stock outstanding immediately upon consummation of the Business Combination.

The purpose of authorizing the Board to issue preferred stock and determine the rights and preferences of any classes or series of preferred stock is to eliminate delays associated with a stockholder vote on specific issuances. The simplified issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of the Company’s outstanding voting stock. Additionally, the issuance of preferred stock may adversely affect the holders of the Common Stock by restricting dividends on the Common Stock, diluting the voting power of the Common Stock or subordinating the dividend or liquidation rights of the Common Stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of the Common Stock.

Warrants

Public Warrants

There are currently outstanding an aggregate of 6,384,284 Public Warrants, which entitle the holders to acquire 6,384,284 shares of the Common Stock.

Each whole Public Warrant entitles the registered holder to purchase one share of the Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the Closing, provided that the Company has an effective registration statement under the Securities Act covering the Common Stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the permits holders to exercise their Public Warrants on a cashless basis under the circumstances specified in the Warrant Agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the Warrant Agreement, a Public Warrant holder may exercise its Public Warrants only for a whole number of shares of the Common Stock. This means only a whole Public Warrant may be exercised at a given time by a Public Warrant holder. The Public Warrants will expire five years after the Closing, at 5:00 p.m., Eastern Time, or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any shares pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act with respect to the shares underlying the Public Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations described below with respect to registration. No Public Warrant will be exercisable and the Company will not be obligated to issue a share upon exercise of a Public Warrant unless the share issuable upon such Public Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Public Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Public Warrant, the holder of such Public Warrant will not be entitled to exercise such Public Warrant and such Public Warrant may have no value and expire worthless. In no event will we be required to net cash settle any Public Warrant.

Plum has registered the shares of the Common Stock issuable upon the exercise of the Public Warrants. Pursuant to the Warrant Agreement, the Company will be required to maintain a current prospectus relating to the shares issuable upon exercise of the Public Warrants until the expiration of the Public Warrants in accordance with the provisions of the Warrant Agreement. If a registration statement covering the shares of the Common Stock issuable upon exercise of the Public Warrants is not effective or the prospectus therein is not current by the sixtieth (60th) business day after the Closing, Public Warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise Public Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the shares of the Common Stock are at the time of any exercise of a Public Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their Public Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event it so elects, the Company will not be required to file or maintain in effect a registration statement, and in the event it does not so elect, the Company will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of Public Warrants for cash

Once the Public Warrants become exercisable, the Company may call the Public Warrants for redemption for cash:

●	in whole and not in part;

●	at a price of $0.01 per public warrant;

●	upon not less than 30 days’ prior written notice of redemption to each Public Warrant holder; and

●	if, and only if, the closing price of the Common Stock equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading-days within a 30 trading-day period ending three (3) business days before we send to the notice of redemption to the Public Warrant holders.

If and when the Public Warrants become redeemable by us for cash, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

The Company has established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Public Warrant exercise price. If the foregoing conditions are satisfied and the Company issues a notice of redemption of the Public Warrants, each Public Warrant holder will be entitled to exercise his, her or its Public Warrant prior to the scheduled redemption date. However, the price of the Common Stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) as well as the $11.50 Public Warrant exercise price after the redemption notice is issued.

Redemption procedures and cashless exercise

If we call the Public Warrants for redemption as described above, the Company will have the option to require any holder that wishes to exercise his, her or its Public Warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their Public Warrants on a “cashless basis,” the Company will consider, among other factors, its cash position, the number of Public Warrants that are outstanding and the dilutive effect on its shareholders of issuing the maximum number of shares of the Common Stock issuable upon the exercise of its Public Warrants. If the Company takes advantage of this option, all holders of Public Warrants would pay the exercise price by surrendering their Public Warrants for that number of shares of the Common Stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of the Common Stock underlying the Public Warrants, multiplied by the excess of the “fair market value” of the Common Stock over the exercise price of the Public Warrants by (y) the fair market value and (B) 0.361. The “fair market value” will mean the average closing price of a share of the Common Stock for the ten (10) trading days ending on the third (3) trading day prior to the date on which the notice of redemption is sent to the holders of Public Warrants. If the Company takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of the Common Stock to be received upon exercise of the Public Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. the Company believes this feature is an attractive option if it does not need the cash from the exercise of the Public Warrants after the Business Combination. If the Company calls the Public Warrants for redemption and it does not take advantage of this option, the holders of the Private Placement Warrants and their permitted transferees would still be entitled to exercise their Private Placement Warrants for cash or on a cashless basis using the same formula described above that other Public Warrant holders would have been required to use had all warrant holders been required to exercise their Warrants on a cashless basis, as described in more detail below.

A holder of a Public Warrant may notify the Company in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Public Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the shares of the Common Stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of the Common Stock is increased by a share capitalization payable in the Common Stock, or by a split-up of the Common Stock or other similar event, then, on the effective date of such share capitalization, split-up or similar event, the number of shares of the Common Stock issuable on exercise of each Public Warrant will be increased in proportion to such increase in the outstanding the Common Stock. A rights offering to holders of the Common Stock entitling holders to purchase the Common Stock at a price less than the fair market value will be deemed a share capitalization of a number of the Common Stock equal to the product of (i) the number of shares of the Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for the Common Stock) and (ii) the quotient of (x) the price per share of the Common Stock paid in such rights offering and (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for shares of the Common Stock, in determining the price payable for the Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of shares of the Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Public Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of the Common Stock on account of such the Common Stock (or other securities into which the Public Warrants are convertible), other than (a) as described above or (b) certain ordinary cash dividends, then the Public Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of the Common Stock in respect of such event.

If the number of outstanding shares of the Common Stock is decreased by a consolidation, combination, reverse share split or reclassification of common stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of common stock issuable on exercise of each Public Warrant will be decreased in proportion to such decrease in outstanding share of common stock.

Whenever the number of shares of the Common Stock purchasable upon the exercise of the Public Warrants is adjusted, as described above, the Public Warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of the Common Stock purchasable upon the exercise of the Public Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of the Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding the Common Stock (other than those described above or that solely affects the par value of such the Common Stock), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of the outstanding the Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Public Warrants and in lieu of the Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of common stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Public Warrants would have received if such holder had exercised their Public Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of common stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Public Warrant properly exercises the Public Warrant within thirty (30) days following public disclosure of such transaction, the Public Warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the Public Warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Public Warrants when an extraordinary transaction occurs during the exercise period of the Public Warrants pursuant to which the holders of the Public Warrants otherwise do not receive the full potential value of the Public Warrants.

The Public Warrants were issued in registered form under a Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Plum. The Warrant Agreement provides that the terms of the Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, and that all other modifications or amendments will require the vote or written consent of the holders of at least 50% of the then outstanding Public Warrants, and, solely with respect to any amendment to the terms of Warrants we may issue in connection with the Business Combination or any other business combination, or Post-IPO Warrants (as defined in the Warrant Agreement), at least 50% of the then outstanding Post-IPO Warrants. You should review a copy of the Warrant Agreement, which will be filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the Warrants.

The Public Warrants may be exercised upon surrender of the Public Warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the Public Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Public Warrants being exercised. The Public Warrant holders do not have the rights or privileges of holders of the Common Stock and any voting rights until they exercise their Public Warrants and receive common stock. After the issuance of the Common Stock upon exercise of the Public Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

No fractional shares will be issued upon exercise of the Public Warrants. If, upon exercise of the Public Warrants, a holder would be entitled to receive a fractional interest in a share, the Company will, upon exercise, round down to the nearest whole number the number of shares of the Common Stock to be issued to the Public Warrant holder.

The Company has agreed that, subject to applicable law, any action, proceeding or claim against the Company arising out of or relating in any way to the Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and the Company irrevocably submits to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. See “Risk Factors - The Warrant Agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of its Warrants, which could limit the ability of Warrant holders to obtain a favorable judicial forum for disputes with Plum.” This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Private Placement Warrants

The Private Placement Warrants (including the Common Stock issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the Closing (except, among other limited exceptions, to Plum officers and directors and other persons or entities affiliated with the Plum Sponsor). The Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants, as described above.

Assumed Warrants

Duration and Exercise Price

The Assumed Warrants have an exercise price of $10.19 per share. The Assumed Warrants were immediately exercisable upon issuance and are exercisable for five years after the date of issuance. The exercise price and number of shares of Common Stock issuable upon exercise are subject to appropriate adjustment in the event of share dividends, share splits, reorganizations or similar events affecting our shares of Common Stock. Except for certain exceptions, the exercise price is also subject to adjustment in the event of subsequent equity sales by the Company at a price less than the then current exercise price of the Assumed Warrants.

Exercisability

The Assumed Warrants are exercisable, at the option of the holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of Common Stock purchased upon such exercise (except in the case of a cashless exercise as discussed below).

Cashless Exercise

In lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of Common Stock determined according to a formula set forth in the Assumed Warrants.

Liquidity Event

In the event of any liquidity event, as described in the Assumed Warrants and generally including any merger with or into another entity, sale of all or substantially all of our assets, tender offer or exchange offer, or reclassification of our shares of Common Stock, then upon any subsequent exercise of a Veea Warrant, the holder will have the right to receive as alternative consideration, for each share of Common Stock that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of shares of Common Stock of the successor or acquiring corporation or of our Company, if it is the surviving corporation, and any additional consideration receivable upon or as a result of such transaction by a holder of the number of shares of Common Stock for which the Assumed Warrants are exercisable immediately prior to such event.

Transferability

The Assumed Warrants may not be sold, transferred, pledged or hypothecated unless the Company shall have been provided (at the Holder’s expense) with an opinion of counsel satisfactory in form and substance to the Company, or other evidence reasonably satisfactory to the Company, that such transfer is not in violation of the Securities Act, or any applicable state securities laws.

Trading Market

There is no established trading market for the Assumed Warrants, and we do not expect a market to develop. We do not intend to apply for a listing for the Assumed Warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Assumed Warrants will be limited.

Rights as a Shareholder

Except as otherwise provided in the Assumed Warrants or by virtue of the holders’ ownership of shares of Common Stock, the holders of Assumed Warrants do not have the rights or privileges of holders of our shares of Common Stock, including any voting rights, until such Veea Warrant holders exercise their warrants.

Quorum; Voting

The holders of a majority of the voting power of the capital stock issued and outstanding and entitled to vote there at, present in-person or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise required by law or provided by the Charter. If, however, such quorum will not be present or represented at any meeting of the stockholders, the chairperson or holders of a majority of the voting power present in person or represented by proxy, will have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum will be present or represented. At such adjourned meeting at which a quorum will be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting will be given to each stockholder entitled to vote at such adjourned meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record as of the record date so fixed for notice of such adjourned meeting. The stockholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

Except as otherwise provided by statute or by applicable stock exchange rules, or by the Charter or the Bylaws, in all matters other than the election of directors, the affirmative vote of the majority of the voting power of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote generally on the subject matter will be the act of the stockholders. Except as otherwise provided by statute, the Charter or the Bylaws, directors will be elected by a plurality of the votes cast by stockholders present in person, by remote communication, if applicable, or represented by proxy at the meeting.

Registration Rights

At the Closing, Plum, the Plum Sponsor and certain other security holders of Veea and certain of their respective affiliates, as applicable, and the other parties thereto, entered into an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”), pursuant to which, among other things, the Company agreed to register for resale, pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), certain shares of the Common Stock and other equity securities of the Company that are held by the parties thereto from time to time, and the Plum Sponsor, such holders and the other parties thereto were granted certain registration rights, on the terms and subject to the conditions therein.

The Plum Sponsor and such holders have been granted certain customary registration rights, demand rights and piggyback rights with respect to their respective shares of the Common Stock.

Exclusive Forum

The Charter provides that, to the fullest extent permitted by law, unless the Company otherwise consents in writing, the Court of Chancery shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Company, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or its stockholders, (c) any action asserting a claim against the Company, its directors, officers or employees arising pursuant to any provision of the DGCL, the Charter or the Bylaws, (d) any action to interpret, apply, enforce or determine the validity of any provisions of the Charter or the Bylaws or (e) any action asserting a claim against the Company, its directors, officers or employees governed by the internal affairs doctrine. Notwithstanding the foregoing, the federal district courts of the United States shall be the exclusive forum for the resolution of any action, suit or proceeding asserting a cause of action arising under the Securities Act.

Anti-Takeover Effects of Provisions of the Charter, the Bylaws and Applicable Law

Certain provisions of the Charter, the Bylaws, and laws of the State of Delaware, where the Company is incorporated, may discourage or make more difficult a takeover attempt that a stockholder might consider in his or her best interest. These provisions may also adversely affect prevailing market prices for the Common Stock. The Company believes that the benefits of increased protection give the Company the potential ability to negotiate with the proponent of an unsolicited proposal to acquire or restructure the Company and outweigh the disadvantage of discouraging those proposals because negotiation of the proposals could result in an improvement of their terms.

Authorized but Unissued Shares

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of Nasdaq, which would apply if and so long as the Common Stock remains listed on Nasdaq, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of the Common Stock. Additional shares that may be used in the future may be issued for a variety of corporate purposes, including future public offerings, to raise additional capital, or to facilitate acquisitions. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger, or otherwise.

Terms of Office of Directors

The Charter and the Bylaws provide that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, directors shall be divided into three classes, designated Class I, Class II and Class III, as nearly equal in number as possible. Class I directors shall initially serve until the first annual meeting of stockholders following the initial effectiveness of the Charter (the “Classification Effective Time”); Class II directors shall initially serve until the second annual meeting of stockholders following the Classification Effective Time; and Class III directors shall initially serve until the third annual meeting of stockholders following the Classification Effective Time. Commencing with the first annual meeting of stockholders following the Classification Effective Time, directors of each class the term of which shall then expire shall be elected to hold office for a three-year term and until the election and qualification of their respective successors in office. The Charter authorizes the Board to assign members of the Board already in office to Class I, Class II or Class III, with such assignment becoming effective as of the Classification Effective Time. Any such director shall hold office until the annual meeting at which his or her term expires and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal from office.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

The Bylaws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors, other than nominations made by or at the direction of the Board or a committee of the Board. In order to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide the Company with certain information. Generally, to be timely, a stockholder’s notice must be received at the Company’s principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the immediately preceding annual meeting of stockholders. The Bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may also defer, delay, or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of the Company.

Limitations on Stockholder Action by Written Consent

The Charter provides that, subject to the terms of any series of preferred stock, any action required or permitted to be taken by the stockholders of the Company must be effected at an annual or special meeting of the stockholders and may not be effected by written consent in lieu of a meeting.

Amendment of the Charter and the Combined Company Bylaws

The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together a single class, is required to amend a corporation’s charter, unless the charter requires a greater percentage. The Charter provides that the number of authorized shares of any of the Common Stock or preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding stock of the Company entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL.

The Charter provides that it may be amended by the Company in the manners provided therein or prescribed by statute. Generally, under the DGCL, the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, will be required to amend or repeal, or adopt any provision of the Charter; provided that certain provisions that require a supermajority vote under the Charter. The Charter provides that that the affirmative vote of the holders of at least two-thirds (66 2/3%) of the voting power of all of the then outstanding shares of voting stock of the Company is required for amendments of certain provisions of the Charter relating to: (i) classification and election of our Board, removal of directors from office, and filling vacancies on the Board, (ii) actions taken by the stockholders of the Company, (iii) exculpation of personal liability of a director of the Company and indemnification of persons serving as directors or officers of the Company, (iv) forum for certain legal actions, (v) renunciation of certain corporate opportunities, and (vi) amendments to the Charter and the Bylaws.

The Charter also provides that the Board shall have the power to make, repeal, alter, amend and rescind, in whole or in part, the Bylaws without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or the Charter. The holders of at least two-thirds (66⅔%) of the voting power of the outstanding shares of the Common Stock entitled to vote at an election of directors, voting together as a single class shall also have the power to alter, amend or repeal, in whole or in part, any provision of the Bylaws or to adopt any provision inconsistent therewith.

Business Combinations

Under Section 203 of the DGCL, a corporation will not be permitted to engage in a business combination with any interested stockholder for a period of three (3) years following the time that such interested stockholder became an interested stockholder, unless:

(1)	prior to such time the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

(2)	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(3)	at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66⅔% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three (3) years owned, 15% or more of the Company’s outstanding voting stock. For purposes of this section only, “voting stock” has the meaning given to it in Section 203 of the DGCL.

Since the Company has not opted out of Section 203 of the DGCL, it will apply to the Company. As a result, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with the Company for a three (3) year period. This provision may encourage companies interested in acquiring the Company to negotiate in advance with the Board because the stockholder approval requirement would be avoided if the Board approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in the Board and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Cumulative Voting

Under Delaware law, the right to vote cumulatively does not exist unless the charter specifically authorizes cumulative voting. The Charter does not authorize cumulative voting.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors of corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The Charter includes a provision that eliminates the personal liability of directors for damages for any breach of fiduciary duty as a director where, in civil proceedings, the person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the Company or, in criminal proceedings, where the person had no reasonable cause to believe that his or her conduct was unlawful.

The Bylaws provide that the Company must indemnify and advance expenses to the Company’s directors and officers to the fullest extent authorized by the DGCL. the Company also is expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for the directors, officers, and certain employees for some liabilities. The Company believes that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, advancement and indemnification provisions in the Charter and Bylaws may discourage stockholders from bringing lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Company and its stockholders. In addition, your investment may be adversely affected to the extent the Company pays the costs of settlement and damage awards against directors and officer pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of the Company’s directors, officers, or employees for which indemnification is sought.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, the Company’s stockholders will have appraisal rights in connection with a merger or consolidation of the Company. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of the Company’s stockholders may bring an action in the Company’s name to procure a judgment in the Company’s favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of the Combined Company’s shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Transfer Agent and Registrar; Warrant Agent

The Transfer Agent and registrar for our capital stock and the warrant agent for the Warrants is Continental Stock Transfer & Trust Company.

Listing of Securities

Shares of our Common Stock and Public Warrants are traded on Nasdaq under the symbols “VEEA” and “VEEAW” respectively.